Exhibit 3.1

WASHINGTON REAL ESTATE INVESTMENT TRUST

ARTICLES OF AMENDMENT

Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Trust desires to amend the Articles of Amendment and Restatement of the Trust, as amended (the “Declaration of Trust”) as currently in effect.

SECOND: The Declaration of Trust is hereby amended by deleting the first sentence of existing Article II and substituting in lieu thereof the following:

ARTICLE II

NAME

The name of the Trust is:

Elme Communities

THIRD: The foregoing amendment to the Declaration of Trust has been duly approved by at least a majority of the entire Board of Trustees of the Trust as required by law. The amendment set forth herein is made without action by the shareholders of the Trust, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.

FOURTH: These Articles of Amendment shall become effective as of 12:01 a.m. Eastern time on October 17, 2022.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to be its Executive Vice President and Chief Financial Officer on this 12th day of October, 2022.

WASHINGTON REAL ESTATE INVESTMENT TRUST

/s/ Paul T. McDermott
Name:	Paul T. McDermott
Title:	President and Chief Executive Officer

/s/ Stephen E. Riffee
Name:	Stephen E. Riffee
Title:	Executive Vice President and Chief Financial Officer